Securities Act File No. 333-250168

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM N-14

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

☐   Pre-Effective Amendment No.      ☒   Post-Effective Amendment No. 1

(Check appropriate box or boxes)

__________________________________________________________________

CITIZENSSELECT FUNDS
(Exact Name of Registrant as Specified in its Charter)

Registrant's Telephone Number, including Area Code: (212) 922-6000

c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286
(Address of Principal Executive Offices)

Jeff Prusnofsky, Esq.
c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286
(Name and Address of Agent for Service)

COPY TO:

David Stephens, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036

__________________________________________________________________

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act").

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page).

3.	Exhibit (12) to Item 16 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file an opinion and consent of counsel as to tax matters in connection with the reorganization of Dreyfus Institutional Treasury Securities Cash Advantage Fund, a series of Dreyfus Institutional Reserves Funds, with and into Dreyfus Institutional Preferred Treasury Securities Money Market Fund, a series of the Registrant, as Exhibit (12) to Item 16 to this Registration Statement on Form N-14 (the "Registration Statement").

Parts A and B of Pre-Effective Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission (the "SEC") on December 18, 2020 and the definitive versions thereof filed with the SEC on December 23, 2020 pursuant to Rule 497 under the Securities Act, are incorporated by reference herein.

CITIZENSSELECT FUNDS

PART C

OTHER INFORMATION

Item 15	Indemnification.

The response to this item is incorporated by reference to Item 30 of Part C of Post-Effective Amendment No. 44 to the Registrant's Registration Statement on Form N-1A (the "Registration Statement on Form N-1A"), filed on August 26, 2020.

Item 16	Exhibits.

(1)(a)	Registrant's Amended and Restated Agreement and Declaration of Trust, dated February 14, 2002, is incorporated by reference to Exhibit (a) of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A, filed on March 14, 2002.

(1)(b)	Certificate of Amendment establishing and designating classes of shares of Dreyfus Prime Money Market Fund, dated February 22, 2016, is incorporated by reference to Exhibit (a)(2) of Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A, filed on February 29, 2016 ("Post-Effective Amendment No. 21").

(1)(c)	Certificate of Amendment establishing and designating classes of shares of Dreyfus Institutional Preferred Treasury Money Market Fund, dated February 22, 2016, is incorporated by reference to Exhibit (a)(3) of Post-Effective Amendment No. 21.

(1)(d)	Certificate of Amendment redesignating names of each series, dated February 22, 2016, is incorporated by reference to Exhibit (a)(4) of Post-Effective Amendment No. 21.

(1)(e)	Certificate of Amendment redesignating the name of a series, dated April 7, 2016, is incorporated by reference to Exhibit (a)(5) of Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A, filed on July 31, 2017 ("Post-Effective Amendment No. 30").

(1)(f)	Certificate of Amendment for the conversion and termination of classes, dated July 27, 2017, is incorporated by reference to Exhibit (a)(6) of Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A, filed on August 25, 2017.

(2)	Amended and Restated By-Laws, dated July 1, 2011, is incorporated by reference to Exhibit (b) of Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A, filed on August 29, 2011 ("Post-Effective Amendment No. 10").

(3)	Not Applicable.

(4)	Agreement and Plan of Reorganization is incorporated by reference to the definitive version of the Prospectus/Information Statement included in the Registrant's Registration Statement on Form N-14 filed on December 18, 2020 (the "N-14 Registration Statement") (File No. 333-250168), filed pursuant to Rule 497 under the Securities Act of 1933, as amended (the "Securities Act"), on December 23, 2020.

(5)	Reference is made to Exhibits (1) and (2) hereof.

(6)(a)	Management Agreement between the Registrant and BNY Mellon Investment Adviser, Inc., dated April 16, 2002, as amended June 3, 2019, is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A, filed July 26, 2019 ("Post-Effective Amendment No. 38").

(7)(a)	Distribution Agreement between the Registrant and BNY Mellon Securities Corporation, dated June 3, 2019, is incorporated by reference to Exhibit (e)(1) of Post-Effective Amendment No. 38.

(7)(b)	Forms of Broker-Dealer Agreement is incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A, filed on July 27, 2020 ("Post-Effective Amendment No. 42").

(7)(c)	Forms of Bank Selling Agreement is incorporated by reference to Exhibit (e)(3) of Post-Effective Amendment No. 42.

(8)	Not Applicable.

(9)(a)	Custody Agreement between the Registrant and the Bank of New York Mellon, dated January 1, 2011, is incorporated by reference to Exhibit (g)(1) of Post-Effective Amendment No. 10.

(9)(b)	Amendment to Custody Agreement between the Registrant and The Bank of New York Mellon, dated October 1, 2013, is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 16 to the Registration on Form N-1A, filed on August 27, 2014.

(9)(c)	Second Amendment to Custody Agreement between the Registrant and The Bank of New York Mellon, dated December 22, 2016, is incorporated by reference to Exhibit (g)(3) of Post-Effective Amendment No. 30.

(9)(d)	Subcustodial Undertaking in Connection with Master Repurchase Agreement is incorporated by reference to Exhibit (g)(3) of Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A, filed on August 27, 2009.

(10)(a)	Rule 12b-1 Plan, dated April 16, 2002, revised as of March 1, 2016, is incorporated by reference to Exhibit (m)(2) of Post-Effective Amendment No. 21.

(10)(b)	Form of Rule 18f-3 Plan is incorporated by reference to Exhibit (10)(b) of Pre-Effective Amendment No. 1 to the N-14 Registration Statement, filed on December 18, 2020 ("Pre-Effective Amendment No. 1").

(11)	Opinion and Consent of Registrant's counsel is incorporated by reference to Exhibit (11) of Pre-Effective Amendment No. 1.

(12)	Opinion and Consent of counsel regarding tax matters.*

(13)(a)	Transfer Agency Agreement between the Registrant and BNY Mellon Transfer Inc. (formerly, Dreyfus Transfer Inc.), dated May 29, 2012, is incorporated by reference to Exhibit (h)(4) of Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A, filed on August 28, 2012.

(13)(b)	Administrative Services Plan, dated April 16, 2002, as amended May 31, 2019, is incorporated by reference to Exhibit (h)(2) of Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A, filed on August 27, 2019.

(14)	Consent of Ernst & Young LLP, the independent registered public accounting firm of the Registrant and Dreyfus Institutional Reserves Funds, is incorporated by reference to Exhibit (14) of Pre-Effective Amendment No. 1.

(15)	Not Applicable.

(16)	Power of Attorney is incorporated by reference to Exhibit (16) of Pre-Effective Amendment No. 1.

________________________

*       Filed herewith.

Item 17.	Undertakings.

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of May, 2021.

CITIZENSSELECT FUNDS By: /s/ David DiPetrillo David DiPetrillo, President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on May 5, 2021.

Signatures	Title

/s/ David DiPetrillo	President (Principal Executive Officer)
David DiPetrillo

/s/ James Windels*	Treasurer (Principal Financial Officer and Accounting Officer)
James Windels

/s/ Joseph S. DiMartino*	Chairman of the Board
Joseph S. DiMartino

/s/ Francine J. Bovich*	Board Member
Francine J. Bovich

/s/ J. Charles Cardona*	Board Member
J. Charles Cardona

/s/ Gordon J. Davis*	Board Member
Gordon J. Davis

/s/ Andrew J. Donohue*	Board Member
Andrew J. Donohue

/s/ Isabel P. Dunst*	Board Member
Isabel P. Dunst

/s/ Robin A. Melvin*	Board Member
Robin A. Melvin

/s/ Nathan Leventhal*	Board Member
Nathan Leventhal

/s/ Roslyn M. Watson*	Board Member
Roslyn M. Watson

/s/ Benaree Pratt Wiley*	Board Member
Benaree Pratt Wiley

*By: /s/ Jeff Prusnofsky Attorney-in-fact, Jeff Prusnofsky

Exhibit Index

(12)	Opinion and Consent of counsel regarding tax matters.